MEI Pharma Reports Second Quarter Fiscal Year 2024 Results and Operational Highlights

SAN DIEGO – February 13, 2024 – MEI Pharma, Inc. (Nasdaq: MEIP), a clinical-stage pharmaceutical company evaluating novel drug candidates to address known resistance mechanisms to standard-of-care cancer therapies, today reported results for the three and six months ended December 31, 2023, and highlighted recent corporate events.

“In the ongoing clinical studies for both voruciclib, our oral CDK9 inhibitor, and ME-344, our inhibitor of mitochondrial oxidative phosphorylation, we are gratified by strong investigator support and enrollment that remains on-track, and we look forward to preliminary study read-outs in the near future," said David M. Urso, president and chief executive officer of MEI Pharma. “We are planning to report initial safety and efficacy data during the first half of this calendar year for both voruciclib and ME-344, which are intended to provide preliminary clinical validation and support the further development of our programs.”

Select Second Quarter Fiscal Year 2024 and Recent Highlights

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In January 2024, MEI presented a Trials in Progress poster of the ongoing Phase 1b study of ME-344, our mitochondrial oxidative phosphorylation (OXPHOS) inhibitor, evaluating the combination with bevacizumab (Avastin®) in refractory metastatic colorectal cancer patients at the 2024 ASCO Gastrointestinal Cancers Symposium.

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In December 2023, MEI presented a poster reporting complete clinical data from the monotherapy dose escalation stage of the Phase 1 study evaluating voruciclib, our selective oral cyclin-dependent kinase 9 (“CDK9”) inhibitor, in patients with relapsed or refractory (r/r) acute myeloid leukemia (“AML”) or B-cell malignancies at the 65th American Society of Hematology Annual Meeting and Exposition. Also reported was the early experience of voruciclib in combination with venetoclax (Venclexta®), a B-cell lymphoma 2 ("BCL2") inhibitor, in the ongoing stage of the study evaluating the combination.

Expected Drug Candidate Pipeline Developments

Voruciclib – Oral CDK9 inhibitor in Phase 1 Study

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We expect to report clinical data from the dose escalation portion of the ongoing Phase 1 clinical trial evaluating voruciclib plus venetoclax in patients with r/r AML in the first calendar quarter of 2024.

This updated voruciclib program guidance reflects continuation of the dose escalation portion of the study evaluating the combination with venetoclax in patients with r/r AML. Because we are seeing clinical activity, including complete responses, and no dose limiting toxicities, we decided in agreement with the investigators to evaluate additional dose levels before selecting a dose for the expansion cohort. We have completed enrollment of the group evaluating a 300 mg dose of voruciclib in combination with venetoclax.

ME-344 – Mitochondrial inhibitor in Phase 1b Study

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We have completed enrollment in Cohort 1 of the Phase 1b clinical study evaluating ME-344 plus bevacizumab in patients with relapsed colorectal cancer. We expect to report data from Cohort 1 in the first half of calendar-year 2024.

Three and Six Month Fiscal Year 2024 Financial Results

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As of December 31, 2023, MEI had $59.5 million in cash, cash equivalents, and short-term investments with no outstanding debt.

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For the six months ended December 31, 2023, cash used in operations was $29.5 million, compared to $29.1 million during the six months ended December 31, 2022, primarily due to the timing of payments on operating liabilities as compared to the prior period combined with lower clinical spend due to the wind down of the zandelisib program resulting from the discontinuation of development activities announced in December 2022.

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Research and development expenses decreased by $11.4 million to $3.9 million for the quarter ended December 31, 2023, compared to $15.3 million for the quarter ended December 31, 2022. The decrease was primarily related to a reduction in zandelisib program costs, as well as reduced personnel and related costs from our reductions in headcount. These decreases were slightly offset by increases related to clinical and manufacturing costs associated with the Phase 1b study for ME-344.

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General and administrative expenses decreased by $0.5 million to $8.0 million for the quarter ended December 31, 2023, compared to $8.5 million for the quarter ended December 31, 2022. The net decrease was primarily related to reduced personnel and related costs from our reductions in headcount, offset by higher external legal expenses.

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MEI recognized no revenue for the quarter ended December 31, 2023, compared to $32.7 million for the quarter ended December 31, 2022. The decrease in revenue was due to all remaining noncash deferred revenue associated with the Kyowa Kirin Commercialization Agreement having been recognized in the first quarter of fiscal year 2024 due to the termination of that agreement in July 2023.

The Company believes its cash balance is sufficient to fund operations for at least the next 12 months, and through the reporting of clinical data readouts from the ongoing and planned voruciclib Phase 1 and ME-344 Phase 1b clinical programs.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company committed to developing novel and differentiated cancer therapies. We build our pipeline by acquiring promising cancer agents and creating value in programs through development, strategic partnerships, out-licensing and commercialization, as appropriate. Our approach to oncology drug development is to evaluate our drug candidates in combinations with standard-of-care therapies to overcome known resistance mechanisms and address clear medical needs to provide improved patient benefit. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 ("CDK9") inhibitor, and ME-344, an intravenous small molecule inhibitor of mitochondrial oxidative phosphorylation. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; our future financial position, including the sufficiency of our cash, cash equivalents and short-term investments to fund our operations and our ability to fund future capital returns; and the objectives of management for future operations. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; geopolitical conflicts; activist investors; our inability to maintain or enter into, and the risks resulting from, our dependence upon collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements. Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use.

Contacts:

David A. Walsey

MEI Pharma

Tel: 858-369-7104

investor@meipharma.com

MEI Pharma, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
	December 31, 2023	June 30, 2023
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$5,174	$16,906
Short-term investments	54,306	83,787
Unbilled receivables	—	85
Prepaid expenses and other current assets	6,692	6,750
Total current assets	66,172	107,528
Operating lease right-of-use asset	11,222	11,972
Property and equipment, net	1,144	1,309
Total assets	$78,538	$120,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,378	$6,134
Accrued liabilities	5,645	12,461
Deferred revenue	—	317
Operating lease liability	1,015	1,428
Total current liabilities	8,038	20,340
Deferred revenue, long-term	—	64,545
Operating lease liability, long-term	11,012	11,300
Total liabilities	19,050	96,185
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 100 shares authorized; none outstanding	—	—
Common stock, $0.00000002 par value; 226,000 shares authorized; 6,663 shares issued and outstanding at December 31, 2023 and June 30, 2023	—	—
Additional paid-in capital	420,174	430,621
Accumulated deficit	(360,686)	(405,997)
Total stockholders’ equity	59,488	24,624
Total liabilities and stockholders’ equity	$78,538	$120,809

MEI Pharma, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Revenues	$—	$32,735	$65,297	$41,465
Operating expenses:
Research and development	3,912	15,313	7,397	34,776
General and administrative	8,018	8,496	14,549	15,982
Total operating expenses	11,930	23,809	21,946	50,758
(Loss) income from operations	(11,930)	8,926	43,351	(9,293)
Other income (expense):
Change in fair value of warrant liability	—	486	—	1,603
Interest and dividend income	869	845	1,963	1,325
Other expense, net	(2)	(4)	(3)	(6)
Net (loss) income	$(11,063)	$10,253	$45,311	$(6,371)

Net (loss) income per share - basic and diluted	$(1.66)	$1.54	$6.80	$(0.96)
Weighted-average shares used in computing net (loss) income per share - basic and diluted:	6,663	6,663	6,663	6,663